4
1
<SROS>NASD
<REPORTING-OWNER>
  0001185269
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  LSB BANCSHARES, INC.
  0000714530
  <IRS-NUMBER>56-1348147
</SUBJECT-COMPANY>
<PERIOD>01/28/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   WALTER, JR.      LLOYD         G.
   4985 Shady Maple Lane


   Winston-Salem, NC  27106
2. Issuer Name and Ticker or Trading Symbol
   LSB BANCSHARES, INC. (LXBK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/28/03
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [X] Other (specify below)
   DIRECTOR
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     6,353.0000     D  Direct
Common Stock                                  01/24/03    R        25.8509       A  $15.9935     2,782.1623     I  Deferred Trust
Common Stock                                                                                     1,388.0000     I  by Self IRA Trust


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $14.2500                                                                                04/18/06
(right to buy)
Non-Qualified Stock Option     $14.5630                                                                                04/19/05
(right to buy)
Non-Qualified Stock Option     $16.5700                                                                                04/17/07
(right to buy)
Non-Qualified Stock Option     $20.0000                                                                                04/21/04
(right to buy)
Non-Qualified Stock Option     $22.5000                                                                                04/15/03
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option               Common Stock                   625.0000                  625.0000      D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   625.0000                  625.0000      D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   625.0000                  625.0000      D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   625.0000                  625.0000      D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   625.0000                  625.0000      D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Monty J. Oliver
    For: Lloyd G. Walter, Jr.
DATE 01/28/03